UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition

On January 15, 2015, Silicon Valley Bank (the “Bank”), a wholly-owned subsidiary of SVB Financial Group (the “Company”), and certain of its subsidiaries entered into a share purchase agreement (the “Agreement”) to sell all of the outstanding capital stock of the Bank’s subsidiary, SVB India Finance Private Limited, a non-banking financial company in India (“SVBIF”), to Temasek, a Singapore investment company, for a total sale price equal to the sum of SVBIF’s “share capital” and “reserves and surplus” accounts (its net asset value) as of a date shortly prior to the closing (the “Sale Transaction”). Based on SVBIF’s balance sheet as of September 30, 2014, the Company estimates the total sale price will be approximately INR 2.8 billion (approximately $46.4 million, calculated based on the currency exchange rate as of December 31, 2014). The transaction value will be determined in Indian Rupees, and the US dollar value that the Company receives will be dependent on the currency exchange rate at the time of the actual close of the Sale Transaction. The closing of the transaction is subject to certain customary closing conditions, including regulatory approval by the Reserve Bank of India (“RBI”). Subject to such RBI approval, the Company expects the Sale Transaction to close in the first quarter of 2015.

The Company has decided to sell SVBIF in order to focus its efforts on other strategic areas of business and growth initiative priorities.  Subject to the terms of the Agreement, the Company will continue to support the innovation economy in India and to work with Indian-based companies as they seek to expand outside of India, largely on a non-lending basis.

Solely based on the Sale Transaction, the Company expects to include in its financial results for the fourth quarter of 2014, on a post-tax basis, a loss of approximately $11.4 million, of which:

•
Approximately $7.5 million is primarily attributable to cumulative foreign currency translation adjustment losses due to changes in translation rates of the Indian Rupee compared to the US Dollar since the Company’s initial investment in 2008 through December 31, 2014.  In accordance with U.S. GAAP, these losses were previously reflected in the Other Comprehensive Income (Loss) section of the Company’s stockholders’ equity and not in the Company’s income statement. Accordingly, the recognition of these losses in the Company’s income statement in the fourth quarter of 2014 will not impact the Company’s stockholders’ equity.

•	Approximately $2.9 million is attributable to the recognition of certain deferred tax liabilities on previously undistributed earnings of SVBIF and will decrease the Company’s stockholders’ equity.

•	Approximately $1.0 million is attributable to transaction-related expenses related to the Sale Transaction.

In addition, the Company expects to incur additional transaction-related expenses of approximately $1.0 million, on a pre-tax basis, during the quarter in which the Sale Transaction closes, currently expected to be the first quarter of 2015. These expenses are primarily related to compensation payments to the SVBIF management team as part of the Sale Transaction. Any change in the exchange rate between the US dollar and the Indian Rupee between the date of the signing of the Agreement and the close of the Sale Transaction will also be reflected in the Company’s income statement and stockholders’ equity for the quarter in which the Sale Transaction closes.

The Company expects to announce its financial results for the fourth quarter of 2014 on January 22, 2015.

* * * *

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of the Company’s future financial results and condition, and the underlying assumptions of such forecasts. Such information involves risks and uncertainties that could result in the Company’s actual results differing materially from those projected in the forward-looking statements. In this report, we make forward-looking statements regarding, among other things, management’s expectations about the Sale Transaction and certain financial results for the fourth quarter of 2014 and for 2015 related thereto, based on certain assumptions. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our current knowledge, beliefs and assumptions, such expectations are not guarantees, may prove to be incorrect, and are necessarily subject to associated risks. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) changes in the exchange rate between the date of the signing of the Agreement, (ii) management’s finalization of its financial reporting processes for the fourth quarter of 2014 and the review by the Company’s independent auditors thereof, (iii) the incurrence of additional charge-offs related to SVBIF, (iv) regulatory approval of the Sale Transaction or the failure to satisfy other closing conditions, and (v) changes to economic and industry conditions. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

The preliminary expected results for the fourth quarter of 2014 discussed in this report are based on information available at this time and are subject to change due to a variety of factors, including among others: (i) management’s finalization of its quarterly closing of its financial reporting processes, and (ii) as a result of review by the Company’s independent auditors. These results could differ from the Company’s actual reported quarterly results expected to be announced on January 22, 2015 and in its Annual Report on Form 10-K for the year ended December 31, 2014, which the Company expects to file in February 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2015	SVB FINANCIAL GROUP

	By:	/s/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer